330 Madison Avenue, New York, NY 10017 T 212 297 3600 F 212 557 7839 artioglobal.com

Press Release

Artio Global Investors Inc.

Artio Global Investors Inc. Prices Initial Public Offering

New York, NY – September 23, 2009 – Artio Global Investors Inc. (the “Company”) announced today the pricing of its initial public offering of 25,000,000 shares of its Class A common stock at $26.00 per share. The shares will begin trading on the New York Stock Exchange on September 24, 2009 under the ticker symbol “ART”. The underwriters have the option to purchase from the Company up to an additional 3,750,000 shares of Class A common stock, on the same terms and conditions.

The Company intends to use the net proceeds from the offering to repurchase 22,600,000 shares of Class C common stock from Julius Baer Holding Ltd. - equivalent to approximately 54% of Julius Baer Holding Ltd.’s total stake (or 26,350,000 shares, equivalent to approximately 63% of Julius Baer Holding Ltd.’s total stake, if the underwriters’ option is exercised in full) - and 1,200,000 shares of Class A common stock from each of Richard Pell and Rudolph-Riad Younes.

Goldman, Sachs & Co. is acting as sole global coordinator and bookrunner of the offering, BofA Merrill Lynch is acting as co-lead manager and Deutsche Bank Securities, UBS Investment Bank and Keefe, Bruyette & Woods are acting as co-managers of the offering.

The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from: Goldman, Sachs & Co., 85 Broad Street, NY, NY 10004, telephone: 1-866-471-2526, fax: 212-902-9316 or email: prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such shares of common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

330 Madison Avenue, New York, NY 10017 T 212 297 3600 F 212 557 7839 artioglobal.com

About the Company

Artio Global Investors Inc. (NYSE: ART) is the holding company of Artio Global Management LLC (Artio Global), a registered investment adviser headquartered in New York City that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients. As of August 31, 2009 Artio Global had $53.3 billion in assets under management.

Best known for International Equities, Artio Global also offers a broad range of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity, as well as a series of US Equity strategies. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and SEC-registered mutual funds.

Since 1995, Artio Global has built a successful long-term track record by taking an unconventional approach to investment. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights in adding value for clients over the long-term.

Investor Contact:
Peter Sands
Head of Investor Relations
+1 212 297 3891
ir@artioglobal.com

Media Contact:
Neil Shapiro
Intermarket Communications
+1 212 754 5423
nshapiro@intermarket.com